As filed with the Securities and Exchange Commission on July 25, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLADELOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

04-3569976

(I.R.S. Employer Identification No.)

10 Maguire Road, Building 3

Lexington, MA 02421

(Address of Principal Executive Offices) (Zip Code)

2001 Stock Option and Grant Plan

2007 Stock Option and Incentive Plan

(Full Title of the Plan)

Dev Ittycheria

President and Chief Executive Officer

BladeLogic, Inc.

10 Maguire Road, Building 3

Lexington, MA 02421

(Name and Address of Agent for Service)

(781) 257-3500

Telephone Number, Including Area Code, of Agent for Service.

Copies to:

Jeffrey C. Hadden, Esq.

Michael S. Turner, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

(617) 570-1000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
2001 Stock Option and Grant Plan Common Stock, par value $0.001 per share	82,500	$0.02	$1,650.00	(2)
	535,119	$0.46	$246,154.74	(2)
	175,833	$1.10	$193,416.30	(2)
	740,596	$1.40	$1,036,834.40	(2)
	486,645	$1.60	$778,632.00	(2)
	373,053	$1.80	$671,495.40	(2)
	299,487	$2.70	$808,614.90	(2)
	45,975	$3.30	$151,717.50	(2)
	52,050	$3.40	$176,970.00	(2)
	334,839	$3.60	$1,205,420.40	(2)
	137,902	$3.90	$537,817.80	(2)
	465,561	$4.40	$2,048,468.40	(2)
	55,375	$4.50	$249,187.50	(2)
	27,500	$7.60	$209,000	(2)
	347,233	$10.00	$3,472,330	(2)
2007 Stock Option and Incentive Plan Common Stock, par value $0.001 per share	1,332,750	$17.00	$22,656,750	(3)

Total			$34,444,459.34		$1,057.45

(1)                     Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “ Securities Act “), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2007 Stock Option and Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)                     Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Estimated solely for purposes of calculating the filing fee pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(3)                     An assumed price of $17.00 per share, which on July 24, 2007 was determined to be the initial public offering price of the Registrant’s Common Stock is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(h) and has been used only for those shares without a fixed exercise price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.            Plan Information . *

Item 2.            Registrant Information and Employee Plan Annual Information . *

* The documents containing the information specified in this Part I will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “ Commission ”) and the Introductory Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference .

The following documents filed with the Commission are incorporated by reference in this Registration Statement:

(a)                  Registrant’s Prospectus dated July 24, 2007, as filed July 25, 2007 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”); and

(b)                 The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 13, 2007, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4.            Description of Securities .

Not applicable.

Item 5.            Interests of Named Experts and Counsel .

Not applicable.

Item 6.            Indemnification of Directors and Officers .

The Delaware General Corporation Law and the Registrant’s By-Laws provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, the Registrant will indemnify its directors and officers with respect to actions taken by them in good faith in a manner reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant’s By-laws filed as Exhibit 3.3 to the Registration Statement on Form S-1 (File No. 333-141915).

The Registrant is party to an underwriting agreement which provides that the underwriters are obligated, under certain circumstances, to indemnify the Registrant’s directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-141915).

The Registrant has entered into agreements with certain of its officers and directors that also provide for such indemnification and expenses and liability reimbursement. These agreements require the Registrant to indemnify such persons against liabilities that may arise by reason of their status or service as officers and directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, the Registrant has an existing directors and officers liability insurance policy to insure such persons against certain liabilities.

Item 7.            Exemption From Registration Claimed .

Not applicable.

Item 8.            Exhibits .

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

Item 9.            Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided , however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on July 25, 2007.

BLADELOGIC, INC.

By:	/s/ Dev Ittycheria
Dev Ittycheria
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of BladeLogic, Inc. (the “ Company “), hereby severally constitute and appoint Dev Ittycheria and John J. Gavin, Jr., and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 25, 2007:

Signature	Title(s)
/s/ Dev Ittycheria	President, Chief Executive Officer and Director
Dev Ittycheria	(Principal Executive Officer)

/s/ John J. Gavin, Jr.	Chief Financial Officer
John J. Gavin, Jr.	(Principal Financial and Accounting Officer)

/s/ Vijay Manwani	Senior Vice President, Chief Technology Officer and Director
Vijay Manwani

/s/ Steven C. Walske	Director
Steven C. Walske

/s/ Edwin J. Gillis	Director
Edwin J. Gillis

/s/ Robert P. Goodman	Director
Robert P. Goodman

*	Director
Peter Gyenes

/s/ R. David Tabors	Director
R. David Tabors

/s/ Mark Terbeek	Director
Mark Terbeek

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
3.1

Form of Ninth Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-141915) and incorporated herein by reference)

3.2	Amended and Restated By-laws of the Registrant (filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-141915) and incorporated herein by reference)

4.1

Specimen Stock Certificate for shares of the Registrant’s Common Stock (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-141915) and incorporated herein by reference)

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Ernest & Young LLP

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

99.1	2001 Stock Option and Grant Plan (filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1(File No. 333-141915) and incorporated herein by reference)

99.2	2007 Stock Option and Incentive Plan (filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1(File No. 333-141915) and incorporated herein by reference)